Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of August 9, 2012, by and between Nautilus Inc., a Washington corporation (the “Company” or “Employer”), and Linda M. Pearce (“Employee”). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:
1.    Employment. Employee is being hired as Chief Financial Officer effective August 9, 2012. Employee shall (a) devote her professional entire time, attention, and energies to her position, (b) use her best efforts to promote the interests of Employer; (c) perform faithfully and efficiently her responsibilities and duties, and (d) refrain from any endeavor outside of employment which interferes with her ability to perform her obligations hereunder. Employee shall report to the President and Chief Executive Officer, and perform her job duties subject to his general supervision, orders, advice and direction. Employee shall perform the duties normally associated with the position and/or such duties as delegated and assigned by the Company.
Employee additionally agrees to abide by any pre-employment hiring procedures, general employment guidelines or policies adopted by Employer such as those detailed in an employer's handbook, as such guidelines or policies may be implemented and/or amended from time to time.
2.    Salary. As compensation for services to be rendered hereunder, the Company shall pay Employee an initial annual salary in the gross amount of Two hundred forty thousand dollars ($240,000). Said salary will be paid in accordance with the Company's existing payroll policies, and shall be subject to normal and/or authorized deductions and withholdings. Employee will be eligible to receive an annual bonus targeted at fifty-percent (50%) of Employee's base salary earned in the applicable year. The amount of such bonus (if any) is determined at the discretion of the Company and based on the accomplishment of corporate and individual performance goals.
3.    Restricted Share Units and Stock Options. Pursuant to the Company's current 2005 Long Term Incentive Plan (the “Plan”), Employee will receive an initial grant of 30,000 non-qualified stock options (“Options”) which will vest in equal amounts over three years. The terms of the option grant shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). Employee acknowledges that any stock options granted do not, and will not, constitute wages or compensation. Pursuant to the Plan, Employee will also receive 12,000 performance based restricted share units which have a three year cliff vest; the actual shares may vary from 0% to 150% dependent on company performance. Employee will be eligible for additional annual grants on the same basis as other members of the executive team.
4.    [Intentionally Omitted].
5.    Expenses. The Company will reimburse Employee for all necessary and reasonable travel, entertainment and other business expenses incurred by her in the performance of her duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.
6.    Health and Welfare Benefits. Upon satisfaction of eligibility criteria, the Employee shall be eligible to receive employee benefits, if any, generally provided to its employees by Employer, including, if provided, medical, dental, and life insurance and Paid-Time Off. Such benefits may be amended or discontinued by Employer at any time. Employee shall also be entitled to four (4) weeks of Paid Time Off in accordance with the Company's policies.
7.    Termination. The parties acknowledge that Employee's employment with the Company is “at-will” and may be terminated by either party with or without cause. No one other than the President and Chief Executive Officer of the Company or the Board of Directors has the power to change the at-will character of the employment relationship. As discussed below, however, the various possible ways in which Employee's employment with the Company may be terminated will determine the payments that may be due to Employee under this Agreement. As used in this Agreement, the following terms have the following meanings:
(a)    Cause. As used in this Agreement, Cause means (i) Employee's indictment or conviction in a court of law for any crime or offense that in Employer's reasonable judgment makes Employee unfit for continued employment, prevents Employee from performing Employee's duties or other obligations or adversely affects the reputation of Employer; (ii) dishonesty by Employee related to her employment; (iii) violation of a key Employer policy or this Agreement by Employee (including, but not limited to, acts of harassment or discrimination, use of unlawful drugs or drunkenness on Employer's premises during normal work hours); (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the President or other individuals(s) to whom Employee reports); (v) dereliction of duty by Employee (e.g., failure to perform minimum duties after warning and reasonable opportunity to correct); (vi) Employee's competition with Employer, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Employee's direct or indirect benefit and Employer's detriment; (vii) intentional or grossly negligent conduct by Employee that is significantly injurious to Employer or its affiliates; (viii) Employee's failure to meet the minimum goals of her position if such are provided in writing to Employee, and as such goals may be amended from time to time; and (ix) Employee's death or disability (i.e., Employee's inability to perform the essential job functions of the position with or without a reasonable accommodation).
(b)    At-Will. At-will termination shall mean a termination by the Company where it does not seek to establish Cause or by Employee for any reason. If Employee exercises her right to terminate her employment, the Employee agrees to provide the Company with 21 days' prior written notice of the termination of her employment (“Notice of Termination”). After receiving such Notice from the Employee, the Company retains the right to accept Employee's resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Employee's Notice of Termination.
8.     Severance Upon Termination.
(a)    Upon termination of Employee's employment under this Agreement by the Company without Cause, then, in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee severance equal to six months average monthly annual base salary. The average annual monthly base salary shall be calculated using the average of the cash compensation received by Employee in the twelve months prior to the Date of Termination.

Such severance payment shall be made according to the Company's normal payroll process spread out equally over the severance period. Company will also continue, at its cost, the Company portion of the current medical and dental coverage elected by Employee as of the date of termination for the duration of the severance period. Employee will be required to timely sign up and elect COBRA benefits in order to be eligible for continued coverage under this Agreement and to pay any employee portion of the coverage. Violation of this Agreement or the Business Protection Agreement and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any amounts paid under this paragraph. This Section 8 shall be read in conjunction with Section 7, and entitles the Employee to a maximum of six month salary and benefits under this Agreement.
(b)    If the Company terminates the Employee's employment during the term of this Agreement for Cause or if the Employee terminates her employment for any reason, then the Company shall have no further payment obligations to Employee.
(c)    Except as it relates to the receipt of severance (which shall be solely granted under the terms of this Agreement), this Agreement shall not affect any payments due to Employee under applicable law as a result of the termination of his employment (such as payment of earned wages).
(d)    The severance amounts in Section 8(a) will immediately cease in the event that Employee becomes employed at any time during the severance period at a monthly base salary rate equal to or greater than the monthly base salary rate paid by the Company as of the date of termination. In the event the Employee is employed during that severance period at a monthly base salary rate less than the monthly base salary rate previously paid by the Company, Employee will be provided a maximum severance benefit in the amount of the difference between the 6 months average monthly annual base salary paid by the Company and the 6 months average monthly annual base salary paid, or to be paid, by the subsequent Employer over the severance period. In either event continued health care benefits will cease if Employee accepts employment during the severance period following termination with Company. Following termination by the Company and during the severance period, Employee will exercise reasonable efforts to seek, obtain, and accept comparable employment.
9.    Return of Documents. Employee understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Employee by Employer or used on Employer's behalf, or generated or obtained during the course of his/her employment shall remain the property of Employer. Upon termination of this employment or at any other time upon the Company's request, Employee agrees to return all documents and property belonging to the Company in her possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Employee shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company is in his/her possession, remain under his control, or have been transferred to any third person.
10.    Confidential Information/Non-Competition. By virtue of her employment, Employee will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Employee hereby agrees to enter into a Business Protection Agreement with the Company concurrent with her entry into this Agreement.
11.    Release of Claims. As a precondition to receipt of the severance provided in Section 8 of this Agreement, Employee acknowledges and understands that she must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Employee understands that she will not be entitled to receive any payments under this Agreement until she executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

12.    Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. This Agreement will bind and benefit any successor of the Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.
13. Notices. Any Notice of Termination or notice of good reason shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 17750 SE 6th Way Vancouver, WA 98683 Attention: Senior Vice President Law and Human Resources
With a Copy to:	Garvey, Schubert & Barer 1191 Second Avenue, 18th Floor Seattle, WA 98101-2939 Attention: Bruce Robertson
To Employee:	Employee: Linda M. Pearce At the last address and fax number Shown on the records of the Company
Employee shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten business days.
14.    Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.
15.    Entire Agreement. This Agreement, along with the Business Protection Agreement, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Employee's employment by the Company. This Agreement may be changed only by a written document signed by Employee and the Company.
16.    Employment Guidelines. Employee understands that while not constituting a contract, the Employer sets certain policies and standards that it expects employees to comply with as part of general expectations of employee behavior. Employee agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in an employee handbook, as such guidelines may be implemented and amended from time to time.
17.    Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A) or the United States District Court for the Western District of

Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.
18.    Acknowledgment. The Employee acknowledges that she has read and understands this Agreement, that she has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that she accepts and signs this Agreement as her own free act and in full and complete understanding of its present and future legal effect.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
Employer:    NAUTILUS, INC.

By    /s/ Bruce M. Cazenave        8/10/12
Its    President and CEO            Date

/s/ Linda M. Pearce                8/9/12
Employee                    Date

Appendix A
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and General Release (hereinafter, “Agreement” or “Release”) is made and entered into by and between _________ (hereinafter, "Employee") and Nautilus, Inc. located at 17750 SE 6th Way, Vancouver, Washington 98683 (hereinafter, “Company").
NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

1.    Separation of Employment. Employee's Separation Date for the termination of her at-will employment relationship is effective _________.
2.    Consideration.
Upon execution of this Agreement and in accordance with its terms and the provisions of the Employment Agreement dated __________ between Employee and Company (“Employment Agreement”), Company will provide Employee:

A.
Company will continue Employee's salary for a maximum of ___ months, not to exceed _____, after the Separation of Employment date at the base salary rate in effect as of date of the Separation of Employment. Salary will be paid in the normal payroll cycle and the Company will make any required tax deductions and withholdings from said amount.

B.
Subject to Section 2 (d) of the Employment Agreement, Company will continue medical and dental benefits through ___________. Employee will be responsible for paying the standard employee contributions for such benefits on the same basis as if she were an active employee. Medical benefits will end on __________ unless terminated sooner under Section 2 (d) of the Employment Agreement. (NOTE: Employee may be eligible thereafter to extend medical and dental benefits coverage through the remainder of the COBRA period, in accordance with applicable law, at Employee's own cost).

C.
Any stock options vested as of __________ must be exercised by _________. Employee understands that she is responsible for the tax and other legal implications of this method and Company makes no representations regarding the tax, financial, or other legal implications of any transaction related to stock options.

D.	Company will provide Employee her lap top computer at no charge.

E.
The Company and Employee agree and warrant that payments to Employee of the sums and benefits described in Paragraphs 2A, 2B, 2C, and 2D are not required under federal or state law, by Company's policies and procedures or by any contractual obligation of Company.

F.	Employee acknowledges that Employee is not eligible to participate in the Company's 401(k) program after the effective date of termination described in paragraph 1.

G.	Employee acknowledges that Employee's last day of paid service is ________ and that Employee is no longer an employee of Company after that date.

H.
Any amounts or consideration paid or payable to the Employee pursuant to Sections 2A, 2B, and 2C of this Agreement are subject to Section 2 (d) of the Employment Agreement dated _________ between Company and Employee.

3.    Release.
(a)    Employee understands that in conjunction with this Agreement, Company is providing Employee with more compensation than she otherwise would be entitled. In exchange, Employee, on her own behalf as well as on behalf of her marital community and her heirs, executors, administrators and assigns, hereby releases in full and forever discharges, acquits, indemnifies and holds Company harmless, and any parent, subsidiary or otherwise affiliated corporation, partnership or other business enterprise, and all of its or their past or current affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, investors, representatives, agents and employees (hereinafter collectively referred to as "Associated Persons") from any and all claims, causes of action, demands, suits, liabilities, damages, expenses and obligations of every nature, character or kind, (hereinafter collectively referred to as "Claims"), whether known or unknown, suspected or unsuspected, matured or contingent, existing or hereafter discovered, including, but not limited to, any Claims which in any manner or fashion arise from or relate to Employee's employment with Company, any contractual agreements between the parties, or Employee's separation from Employment with Company. Employee understands that this release specifically refers to and includes any Claims arising under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Family Medical Leave Act, the Fair Labor Standards Act, the WARN Act, any similar state law against discrimination and/or as regards medical or personal leave, and any other applicable provisions arising under any federal, state, local or provincial law, regulation, ordinance or order or otherwise. Employee understands that this release specifically refers to and includes any damages or other personal remedies that she could obtain as a result of prevailing on a claim or charge filed with the Equal Employment Opportunity Commission or any other federal or state administrative agency.
(b)    Employee hereby represents and acknowledges that she was allowed at least twenty-one (21) days between her receipt of this Agreement and her execution thereof, during which period she was able to consider the terms thereof to her full satisfaction and obtain legal advice, with particular attention to the references to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Employee understands that, among other claims, she is giving up all claims of age discrimination against the Company which she might have under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. Employee may accept and sign this Agreement before the expiration of the 21-day time period, and receive payments described herein before expiration of the 21-day time period, but he/she is not required to do so by the Company.
(c)    Through this Release, Employee fully, finally and for all times settles and releases all disputes and differences within the scope of matters known or unknown, suspected or unsuspected, which now exist, may exist or have existed between her and Company or Associated Persons. In furtherance of this intention, this Agreement shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claims or facts. The provisions of any law, regulation, statute or ordinance providing in substance that releases shall not extend to Claims, damages or injuries which are unknown or unsuspected to exist at the time of the person executing the Release, are hereby expressly waived by Employee.

4.    Strict Confidentiality. Employee agrees to keep the terms and conditions of this Agreement, including any payments made hereunder, strictly confidential. Employee further agrees not to disclose such terms or conditions in any manner whatsoever, unless required by law; provided, however, that Employee may share the provisions with her spouse, attorneys, mental health counselor and tax advisors. In such cases, Employee shall take reasonable precaution to ensure that such information will be protected within the spirit of this Agreement and agrees to be responsible for any disclosure. Employee further agrees to instruct any other person, with whom Employee shares the information pursuant to this Paragraph, to likewise keep confidential the terms of this Agreement in the strictest of confidence.

5.    Nonadmission of Liability. Employee expressly agrees and acknowledges that this Agreement in no way constitutes an admission of liability on Company's part, including Associated Persons, and this Agreement does not constitute the admission of any fact from which liability to Company, including Associated Persons, can be attributed now or at any time in the future.
6.    Promise Not To Sue. Employee represents that she has not filed any complaints, charges, or lawsuits against Company, including Associated Persons, and agrees that she will not do so at any time hereafter for Claims released herein except as may be necessary to enforce her rights pursuant to this Agreement.
7.    Employee Incurrence of Obligations Subsequent to _______. Employee understands and agrees that effective the close of business _________ she will not incur any expenses, obligations or liabilities of any nature on behalf of the Company. Furthermore, Employee will not bind or commit the Company nor represent herself as having any authority, of any kind, to bind or commit the Company.
8.    Return of Company Property. Employee understands and agrees that she will immediately turn over to the Company all equipment, files, memoranda, records and other documents (including any such items that are stored electronically) and any physical or personal property which she received from the Company and which are the property of the Company.
9.    Release of Any Claim of Age Discrimination. A special federal law applies to the release of a claim for age discrimination. For the Employee to relinquish a claim for age discrimination, certain requirements must be met. By signing this Agreement, Employee acknowledges and agrees that the following requirements have been met:

(a)	The Agreement is written in language that is readily understandable;
(b)Employee understands that she is relinquishing any claim for age discrimination that she might assert as of the date of the Agreement;
(c)Employee is informed that she should consult an attorney regarding the Agreement if that is her wish and has been given an ample opportunity to do so;
(d)Employee has been allowed at least twenty-one (21) days to consider the Agreement before she signs and returns it to assure she has ample time to consider it;
(e)This Agreement will not be effective until seven (7) days have passed after Employee signs it; she may revoke it at any time during this seven-day period;
(f)The consideration, which Employee is receiving for signing this Agreement, is over and beyond any consideration which the Company may owe her as a result of her employment and its termination; and
(g)This Agreement does not apply to any claim(s) arising out of events occurring after the expiration of the seven (7) day revocation period.

10.    Non-Disparagement and Continuing Cooperation. The Employee and Company mutually agree not to make public disparaging or negative remarks about the Employee, Company and Associated Persons. Company and Employee agree that the employment relationship, including the termination of that relationship, was an amicable, appropriate, and professional one. For a period of one year after execution of this Agreement, Employee agrees that she will cooperate with and assist the Company in any reasonable request for advice and assistance with reference to any project, initiative, or business matter for which Employee had involvement or responsibility while an Employee.

11.    Representations. Employee acknowledges that no other party or person, nor any agent or attorney of any party or person, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce Employee to execute this Agreement and Employee acknowledges that this Agreement has not been executed in reliance on any such promise, representation or warranty not contained herein.
12.    Enforceability of Prior Agreements. Employee acknowledges and agrees that she will adhere to the terms of the Business Protection Agreement executed by Employee and that said terms shall remain in effect and binding between the parties.

13.    Voluntary Agreement. Employee represents and agrees that Employee fully understands Employee's right to discuss all aspects of this Agreement with Employee's private attorney; that to the extent, if any, that Employee desires, Employee has availed herself of this right and that Employee has carefully read and fully understands all of the provisions of this Agreement. Employee acknowledges that Employee is voluntarily entering into this Agreement without duress or coercion from any source. Both parties acknowledge that Employee may consider this Agreement for a period of up to twenty-one (21) days before signing it and that she may revoke this Agreement within seven (7) days after both parties have signed it. Only after the seven (7) day period has passed will this Agreement become effective and binding on the parties.
14.    Breach of Agreement. In the event of a breach of this Agreement, the non-breaching party shall be reimbursed for any and all reasonable attorneys' fees, expenses and costs incurred in the enforcement of this Agreement.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Washington. Venue for any action shall be in Vancouver, Washington.
16.    Entire Agreement. This Agreement expresses the full and complete agreement between the parties regarding the subject matter hereof. The terms of this Agreement are contractual and not a mere recital of promises. There is no understanding or agreement to make any payment or perform any act other than what is provided for in this Agreement. Any modification of this Agreement shall not be effective unless it is in writing and signed by all parties to this Agreement.
If this Agreement meets with your approval, you must sign and date one original and return it to the attention of Chief Executive Officer in Vancouver, Washington no later than ________.
IN WITNESS WHEREOF, the parties have executed this Agreement voluntarily and free of all duress or any other encumbrance as of the date and year set forth herein.

By___________________________ Name Date:	Nautilus Inc. By_________________________ Name______________________ Title_______________________